EXHIBIT 22.3

Information Statement

Arena   Group,   Inc.
(Formerly:   Weststar   Group,   Inc.)
5  Clancy Lane South
Rancho  Mirage,  California  92270


INFORMATION STATEMENT
---------------------


This Information Statement ("Information Statement") is being furnished to the shareholders of the Company in connection with certain action which the Company has taken pursuant to the written consent of shareholders of the Company ("Shareholder Consent") who held in excess of 50% of the Company's issued and outstanding common stock on July 22, 1997 (the "Record Date"). This Information Statement is first being mailed to shareholders on or about August 27, 1997. The following resolutions are to take effect as soon as reasonable and possible after the Record Date. The specific items on which action was taken are enumerated below. Following this list, a discussion is provided with respect to these and other matters which have occurred, relative to the Company.

1] The Company's Articles of Incorporation were amended to change the name of the Company to Arena Group, Inc.

2] A reverse split of the Company's issued and outstanding shares of $0.001 par value common stock (the "Weststar Shares"), pursuant to which the Weststar Shares will be reverse split or consolidated on a 1-for-7 basis, whereby shareholders will be entitled to receive one (1) share of the Company's Arena Group, Inc. common stock (the "Arena Shares") for each seven (7) Weststar Shares.

3] The election of Lloyd T. Rochford and Denny W. Nestripke as directors of the Company to serve for the period of one year in accordance with the provisions of the Company's Articles of Incorporation and its bylaws and until their successors are elected and qualified.

4] To affirm the appointment of the independent certified public accounting firm of Hansen, Barnett & Maxwell as the Company's auditors.

5] To support the change of the Company's fiscal year end to July 31, commencing with the period ended July 31, 1996, for financial reporting purposes and to petition the Internal Revenue Service to allow for a similar change for tax purposes.


HISTORY   OF   THE   COMPANY
----------------------------

(Reference made to the number of shares of common stock represent the actual number of shares issued at that particular point in time. Parenthetically the number of Arena Shares are provided.)

The Company was incorporated under the laws of the state of Nevada on March 6, 1987, as Coronado Ventures, Inc. The Company's principal business purpose was to seek an entity with ongoing business activity which appeared to management to be an attractive acquisition for the Company. Not having accomplished this business purpose by October of 1988, Lloyd T. Rochford and Denny W. Nestripke (who were elected as the Company's two directors in July of 1997, pursuant to the Shareholder Consent) acquired 41% and 19% of the Company's common stock, respectively, from existing shareholders. Additionally, Mr. Nestripke replaced existing management and was appointed as the Company's sole director.

Under Mr. Nestripke's direction, the Company filed a Form S-18 Registration Statement (the "Offering") with the U. S. Securities and Exchange Commission ("SEC"), which was declared "Effective" on November 13, 1989. Pursuant to the Offering a total of one million units were sold publicly, each unit comprised of one share of common stock and three warrants, with each warrant allowing the holder thereof to purchase an additional share of common stock. The expiration date of the warrants, sold as a part of the unit, occurred prior to any warrants being exercised.

On December 21, 1989, the Company acquired 75% of the issued and outstanding shares of Tahoeview Cablevision, Inc., a California corporation ("Tahoeview"), in exchange for 8,000,000 shares (571,429 Arena Shares) of the Company's common stock. As part of the acquisition agreement, Mr. Nestripke returned 92% of the common stock, which he owned, to the Company for cancellation. Thus, the shareholders of Tahoeview owned 88% of the Company's then issued and outstanding common stock. Additionally, within the ensuing six months the Company took the following action: a) acquired the remaining 25% of Tahoeview by assuming a note payable and issuing an additional 740,000 shares (52,857 Arena Shares) of common stock, of which Mr. Rochford received 370,000 shares (26,429 Arena Shares); b) amended the Company's Articles of Incorporation to change its name to Weststar Group, Inc.; and c) reduced its outstanding shares of common stock through a 1-for-2 reverse split (reference to shares of common stock subsequent to this reverse split are referred to as the "Weststar Shares").

Tahoeview was the operator of cable television systems in northern California in 1989 (the "California System"), when the Company acquired Tahoeview as a wholly owned subsidiary. Tahoeview had entered into a contract with an affiliated corporation (the "Tahoeview Contract") which provided management services to Tahoeview for the California System and to other unrelated operators of cable television systems. The Tahoeview Contract encompassed all stages of the California System's cable television operations and required the payment of a management fee by Tahoeview which was based on 10% of gross operating revenues from the California System.

The Company formed a wholly owned subsidiary corporation, Weststar Group North ("WGN"), which on May 31, 1991 consummated a transaction for the purchase of all the tangible and intangible assets of several cable television systems located within Flathead and Darby County, Montana (the "Montana System"). In summary, the acquisition costs of the Montana System included the issuance of 453,218
Weststar Shares and the payment of approximately $2.3 million, which was financed through a $3.0 million revolving credit loan obtained from a financial institution. WGN entered into an agreement similar to the Tahoeview Contract to provide for management services and all other stages of the Montana System's cable television operations.

The revolving credit loan which was entered into at the time of the purchase of the Montana System allowed for the borrowing of up to $3,000,000 and had an expiration date of May 31, 1993. However, by March of 1993 this loan was considered to be in default due to certain loan covenants which required that certain minimum levels of subscribers be reached and in that certain income to debt ratio requirements were higher than called for by the revolving credit loan. In January of 1994, two of the Company's three directors resigned their positions as both officers and directors. Shortly thereafter, the financial institution making the revolving credit loan filed suit in a U. S. District Court (the "Court"), naming the Company's two subsidiaries, Tahoeview and WGN as defendants and requesting that a Permanent Receiver be appointed to liquidate the assets of those corporations in payment of the outstanding debt. In March of 1995, the Company's remaining sole director resigned his position inasmuch as the Permanent Receiver was conducting the operations and disposition of the assets of both Tahoeview and WGN. On July 31, 1996 the Court, among other things, Ordered, Adjudged and Decreed that: a) the actions of the Permanent Receiver be approved, confirmed and ratified; b) the Permanent Receiver prepare and file the final tax return for Tahoeview and WGN; c) the Receivership be closed and the Permanent Receiver be discharged and released; and d) that both Tahoeview and WGN be ordered dissolved as corporate entities with a copy of the Order of the Court filed with the Secretary of the State of Nevada. The Company was never involved in this action of the Permanent Receiver. Upon the liquidation and dissolution of the Company's two subsidiaries, the Company was left without any operations.

With the closing of the Receivership, the Company no longer had any assets nor was the Company indebted to anyone. The last elected board of directors of the Company had resigned and had not appointed anyone to replace them. Due to the previous relationship that Mr. Rochford and Mr. Nestripke had with the Company, they combined their efforts in soliciting a Shareholder Consent from shareholders holding a majority of the Company's outstanding shares. Pursuant to the Shareholder Consent, the following action was authorized:

1] The Company's Articles of Incorporation were amended to change the name of the Company to Arena Group, Inc.; 2] a recapitalization of the Company's issued and outstanding shares of $0.001 par value common stock (the "Weststar Shares"), pursuant to which the Weststar Shares will be reverse split or consolidated, on a 1-for-7 basis, whereby shareholders will be entitled to receive one (1) share of the Company's Arena Group, Inc. common stock (the "Arena Shares") for each seven (7) Weststar Shares now held; 3] the election of Lloyd T. Rochford and Denny W. Nestripke as directors of the Company to serve for the period of one year, in accordance with the provisions of the Company's Articles of
Incorporation and its bylaws and until their successors are elected and qualified; 4] to affirm the appointment of the independent certified public accounting firm of Hansen, Barnett & Maxwell as the Company's auditors; and 5] to support the change of the Company's fiscal year end to July 31, commencing with the period ended July 31, 1996, for financial reporting purposes and to petition the Internal Revenue Service to allow for a similar change for tax purposes.


ELECTION   OF   A   BOARD   OF   DIRECTORS
------------------------------------------

As previously described, Mr. Rochford and Mr. Nestripke have had a prior relationship with the Company. Due to this prior interest in the Company and the combined number of Weststar Shares owned by them (approximately 29%), they mutually agreed to use their best efforts in an attempt to revitalize the Company and in so doing, seek to bring value to the Weststar Shares. To accomplish this goal, the election of Mr. Rochford and Mr. Nestripke as directors of the Company was of prime importance. In addition to their ownership percentage in the Company, both individuals have had considerable experience working with public corporations.

As a part of the Shareholder Consent, Mr. Rochford and Mr. Nestripke were placed on the ballot as the nominees to fill the vacant position as directors of the Company. The term of their directorship will continue until the next annual shareholders' meeting of the Company and until their successors are duly elected and qualified. Neither Mr. Rochford nor Mr. Nestripke have been subject to any legal proceedings during the past five years and they, nor any business in which they are or were involved, has filed a petition for bankruptcy. Certain biographical information with respect to these two directors of the Company follows:

Lloyd T. Rochford: In February of 1989, Mr. Rochford founded Magnum Petroleum, Inc. ("Magnum") and served as a director and as its Chief Executive Officer through the end of 1995. Magnum is engaged in the exploration for and the production of oil and gas, having commenced operations with approximately $150,000 in equity capital. During his leadership, Mr. Rochford focused on building Magnum's assets and equity, primarily through acquisitions of proved oil and gas properties and the sale of equity securities. In November of 1993, Magnum became listed on the American Stock Exchange, where its common stock is currently traded. Pursuant to an acquisition during the second half of 1995, Mr. Rochford relinquished his position as Chief Executive Officer and became Magnum's Chairman of the Board of Directors, in which position he served through June of 1997. Mr. Rochford resigned his position from Magnum at that time to pursue personal business interests, which in part, include his current position with the Company.

Denny W. Nestripke: Mr. Nestripke, a graduate of the University of Utah with a Bachelor of Science degree - Accounting, is a certified public accountant licensed in California and Utah. Mr. Nestripke started his own certified public accounting firm in 1979, having an emphasis on corporations during their development stage, small publicly held corporations and those corporations which have a responsibility to file reports with the U. S. Securities and Exchange Commission. Since Magnum's inception, it has been one of Mr. Nestripke's clients. In September of 1992, Mr. Nestripke became a full-time employee of Magnum serving in the position of Magnum's controller. In September of 1995, Mr. Nestripke resigned from Magnum after Magnum made a substantial acquisition of a Texas corporation and relocated its corporate offices to Texas. Since September of 1995 through the present, Mr. Nestripke has primarily been engaged in managing his own personal investments.

CHANGE   OF   THE   COMPANY'S   NAME
------------------------------------

The Shareholder Consent allowed for an amendment to the Company's Articles of Incorporation for the purpose of changing the Company's name to Arena Group, Inc. Accordingly, the name of the Company has been changed to Arena Group, Inc. by filing an amendment to the Articles of Incorporation with the Secretary of State of Nevada which was accepted on August 5th, 1997. The newly elected directors of the Company placed this proposal on the Shareholder Consent and recommended a vote in favor of this proposal for the following reasons:

1] To avoid any confusion on the part of any shareholder as to which common shares of the Company that they actually own. The possibility of confusion can arise if after the reverse split there is not a significant identifying characteristic to distinguish the before split shares with the after split shares. A change in the Company's name would provide such an attribute.

2] to avoid any question on the part of potential future investors that a purchase of the Company's common stock constitutes a purchase of "after-split" shares; by providing the Company with a new name, such concerns would be eliminated.

3] to avoid the stigma that might be attached to the Company's former name due to the foreclosure previously discussed in this Information Statement.

4] the name of Arena Group, Inc. is sufficiently generic, so as to not lead anyone to think that the Company is engaged in any specific type of business, or to withhold any investor's interest, merely through name association.



REVERSE   SPLIT   OF   THE   COMPANY'S   COMMON   STOCK
-------------------------------------------------------

The Shareholder Consent allowed for the board of directors to adopt resolutions providing for a reverse split of the Company's common stock whereby the issued and outstanding Weststar Shares were reverse split, or consolidated, on a 1-for-7 basis, so that shareholders will receive one (1) Arena Share for each seven (7) Weststar Shares. No fractional shares will be issued in connection with this reverse split and any fractional shares will be rounded down to the nearest whole number; except that no shareholder will be eliminated in that shares will not be reduced below one share. Pursuant to this Recapitalization, the 6,959,818 issued and outstanding Weststar Shares (which includes the common stock purchased by Mr. Rochford and Mr. Morley) will number approximately 994,267 Arena Shares being issued and outstanding. Certain individuals may have an interest in knowing that after the reverse split, the Arena Shares have been assigned a new CUSIP number, [ 040042-10-3 ].

The reverse split will have no other resulting effect or any modification of the rights of shareholders. There may be a resulting change within the Stockholders' Equity section of the Company's financial statements; however, such change will only result in an "accounting adjustment" and will not have any direct effect on an individual shareholder's investment or their tax basis in such investment. For purposes of transactions in the Company's shares, the board of directors have selected the close of business on August 29, 1997 as the last day for the Company's transfer agent to issue Weststar Shares and effective with the start of business on September 2, 1997, transactions or the transfer of certificates by the Company's transfer agent will be in the form of Arena Shares.

A vote in favor of the reverse split, which was just previously discussed, was proposed by both Mr. Rochford and Mr. Nestripke and they recommended a vote in favor thereof for the following reasons:

1] Inasmuch as it is the intent of the Company to seek a new business venture through purchase by issuance of its common stock as consideration, the reverse split is intended to permit the Company to issue to the shareholders of the potentially sought after new business venture, sufficient shares in order to finalize such a purchase without the necessity of issuing a substantially large number of the Company's authorized but unissued Arena Shares.

[2] by reducing the number of Arena Shares needed to consummate the purchase of a business venture, the Company hopes to avoid the perceived depressive effect that a large number of outstanding Arena Shares may have on the public market.

[3] as a further advantage, the reverse split will make available approximately six million additional authorized but unissued Arena Shares which will provide increased flexibility in structuring possible future financing, in taking advantage of future business opportunities such as additional acquisitions, and in meeting corporate needs as they arise, all without the delay and expense of calling a meeting of shareholders to consent to increases in authorized capital.

[4] it is ultimately the goal of the Company to have the Company's securities listed on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), or on a national or regional stock exchange. Management believes that such listings can more readily be accomplished with a higher priced stock and, since the reverse split will reduce the number of outstanding shares, it should have the effect of increasing the price of those shares in the over-the-counter market.

In order to effectuate the reverse split, each shareholder will be entitled to submit their stock certificate to the Company's transfer agent, Cottonwood Stock Transfer (the "Transfer Agent"), 5899 South State Street, Salt Lake City, Utah 84107, and be issued in exchange therefor, an Arena Share certificate for the certificates being surrendered. The Company will bear the cost of such exchange upon the following conditions:

1] The Transmittal Form which is made a part of this mailing is fully completed, returned and in the possession of the Transfer Agent before September 26, 1997; 2] the Company will pay for only one certificate per registered owner. Each additional certificate requested for the same registered owner must be accompanied by a check payable to Cottonwood Stock Transfer in the amount of $15 per additional certificate to be issued.

In order to achieve management's intent as part of the Company's name change and to eliminate confusion when entering into any transactions in the Company's securities, management urges that shareholders cooperate in the surrender and exchange of their existing certificates. Nevertheless, shareholders are under no legal obligation or requirement to exchange their certificates.


AFFIRM  THE  APPOINTMENT  OF  INDEPENDENT  CERTIFIED  PUBLIC ACCOUNTANTS
------------------------------------------------------------------------

In order for management to put into effect their plan of action and to use their best efforts in an attempt to revitalize the Company and in seeking to bring value to the Company's securities, it will become necessary for the Company to bring its reporting requirements with the SEC current. The Company is required on an annual basis to have its financial statements audited and submitted to the SEC as part of a Form 10-KSB Report. The board of directors have selected the independent certified public accounting firm of Hansen, Barnett & Maxwell ("HBM") to conduct the audit of its annual financial statements as required to bring its reporting requirements with the SEC current. The board of directors selected HBM because of this firm is well acquainted with the reporting requirements of public corporations and transactions as described in this Information Statement. The selection of HBM was voted upon by shareholders as a part of the Shareholder Consent.

SUPPORT  THE  CHANGE  OF  THE  COMPANY'S  FISCAL  YEAR  END
-----------------------------------------------------------

The Company had previously reported on its operations with a fiscal year which ended on June 30. During the period that the events described in the HISTORY OF THE COMPANY occurred and concluding with the final Order and Judgment of the Court entered on July 31, the Company has experienced a change of control, as well as a change in its business operations and in effect is considered for accounting purposes as a "development stage company". Prior to July 31, 1996, the Company had been conducting its business operations through its two subsidiary corporations. During 1994, the Company relinquished management control to the Court appointed Permanent Receiver.

Subsequent to July 31, 1996, the Receivership was closed and the Permanent Receiver was discharged and released. The Company, never having been involved in the Receivership, was left without any business operations. The Company is currently involved in development stage activities, which include its reorganization efforts, raising capital and searching for other business opportunities. A change in the Company's year end to conform to the beginning of its current development stage activities appears to present an accurate picture of the results of those activities

OTHER  INFORMATION  RELATIVE  TO  THE  COMPANY
----------------------------------------------

As previously stated, the Company has retained HBM for the purpose of auditing its annual financial statements. The Company intends to provide to shareholders a copy of its audited financial statements, when completed. It is estimated that the completion of the audit and the dissemination of the financial statements will be concluded within thirty days of the date of this Information Statement.

No compensation has been paid to either director and Mr. Rochford, as Chief Executive Officer of the Company, has not received any compensation for any past services nor is it anticipated that he will receive any compensation during the current year. In order to provide funding to the Company to allow the Company to proceed as described in the Information Statement, Mr. Rochford and Robert Morley purchased 1,500,000 Arena Shares from the Company at a price of one mill ($0.001) per share, in July of 1997. The Company's securities are currently not being quoted nor is the Company aware of any shares being traded on the over-the -counter market. Furthermore, the Company has no assets and any value which could be prescribed to the Company would come from its intrinsic value as a public entity. Consequently, the purchase of the Arena Shares was not deemed to be at a favorable or preferential price, even though the transaction was not negotiated at arms length.

The following table sets forth as of August 25, 1997, the name and the number of Arena Shares held of record or beneficially owned by individuals who are directors or executive officers of the Company and those who held of record, or were known by the Company to own beneficially, more than 5% of the approximately 994,225 issued and outstanding Arena Shares.

                    Name & Address of          Amount and Nature    Percent
 Title of Class     Beneficial Owner          of Beneficial Owner   of class
 --------------     -----------------          -----------------    --------

 Common Stock       Lloyd  T.  Rochford
                    5 Clancy Lane South
                    Rancho Mirage, CA                   176,862      17.8 %

 Common Stock       Denny W. Nestripke
                    P. O. Box 4190
                    Palm Desert, CA                     113,769      11.4 %

 Common Stock       Robert Morley
                    1600 Quail Ridge East Lane #65
                    Roseville, CA                        82,857       8.3 %

 Common Stock       Stanley McCabe
                    5922 South  Atlantic Place
                    Tulsa, OK                            75,714       7.6 %

**********

     Directors and Executive Officers

                    Name & Address of          Amount and Nature    Percent
 Title of Class     Beneficial Owner          of Beneficial Owner  of class
 --------------     -----------------         -------------------  --------

 Common Stock       Lloyd  T. Rochford               176,862        17.8 %

 Common Stock       Denny W. Nestripke               113,769        11.4 %
                                                     -------        ------

     Officers & Directors as a group  =  2 persons   290,635        29.2 %
                                                     =======        ======

The Company's securities are presently not quoted on the over-the-counter market nor are they listed on any securities exchange. Since the time that the Company's subsidiary corporations were placed into receivership, the Company has not been aware of any transactions in its securities, except for certain private sales which have occurred between individuals or entities. The Company has not been a party to any of these transactions, except for those set forth and described in the Information Statement. It is the intent of management, when the Company becomes current in its reporting requirements with the SEC, to solicit interest in the Company from Broker/Dealers willing to submit a quotation and to list the Company on the National Association of Securities Dealers' OTC Bulletin Board. The Company has 77 shareholders of record as of the date of this Information statement.

Since its inception, the Company had not declared any cash dividends and doesn't anticipate declaring any cash dividends within the foreseeable future. Management of the Company is not aware of any other matters that are of a significant nature and should be brought to the attention of shareholders.


     ARENA GROUP, INC.

     /s/ Lloyd T. Rochford
     ---------------------
     By: Lloyd T. Rochford
     Director and Chief Executive Officer


Attachments:
1]     NOTICE OF SHAREHOLDER ACTION
2]     TRANSMITTAL FORM